As filed with the U.S. Securities and Exchange Commission on February 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Absolute Software Corporation

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1400

Four Bentall Centre, 1055 Dunsmuir Street

Vancouver, British Columbia

V7X 1K8 Canada

(604) 730-9851

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Absolute Software Corporation Employee Share Purchase Plan

Absolute Software Corporation Omnibus Equity Incentive Plan

(Full title of the plans)

Absolute Software, Inc.

3055 Olin Avenue, Suite 2000

San Jose, California

95128

(800) 220-0733

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. McKenna Jon C. Avina Milson Yu Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 U.S.A. (650) 843-5000	Steven Gatoff Absolute Software Corporation Suite 1400 Four Bentall Centre 1055 Dunsmuir Street Vancouver, British Columbia V7X 1K8 Canada (604) 730-9851	Steven McKoen Kyle Misewich Blake, Cassels & Graydon LLP Suite 2600 595 Burrard Street Vancouver, British Columbia V7X 1L3 Canada (604) 631-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☑

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Absolute Software Corporation Employee Share Purchase Plan (the “ESPP”) and the Absolute Software Corporation Omnibus Equity Incentive Plan (the “EIP” and together with the ESPP, the “Plans”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

Absolute Software Corporation (the “Registrant”) incorporates by reference into this Registration Statement the following documents the Registrant has filed with or furnished to the SEC:

1.	Registrant’s Annual Report on Form 40-F for the year ended June 30, 2021 filed with the SEC on August 10, 2021;

2.

Form 6-K filed with the SEC on July 2, 2021 (Exhibit 99.1 only), July 20, 2021, August  6, 2021, August 11, 2021, September  13, 2021 (two reports), October  12, 2021, October  21, 2021, November  10, 2021 (Exhibit 99.1 and Exhibit 99.2), November  16, 2021, December 3, 2021, December  8, 2021, December 16, 2021, January  11, 2022 and January 20, 2022; and

3.

The description of Registrant’s common shares, no par value (the “Common Shares”) contained in the Registrant’s registration statement on Form  8-A (File No. 001-39663), as filed with the SEC on October 26, 2020, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Item 4.	Description of Securities.

The Registrant’s Common Shares are registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (the “BCBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. With approval of a court and subject to the sentence above, the Registrant may indemnify such individuals in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above in the second sentence under this heading. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual’s association with the Registrant or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above in the second sentence under this heading.

The Articles of the Registrant provide that the Registrant shall, unless the board of directors of the Registrant shall otherwise determine in any particular case, indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity, of another entity to the maximum extent not prohibited by the BCBCA. The Articles of the Registrant provide that the Registrant may purchase and maintain such insurance for the benefit of an individual referred to in this paragraph against any liability incurred by the individual, in the individual’s capacity set forth in this paragraph.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	Articles of Absolute Software Corporation, as currently in effect

5.1*	Opinion of Blake, Cassels & Graydon LLP

23.1*	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte LLP

24.1*	Power of Attorney (included on the signature page of this Form S-8)

99.1*	Absolute Software Corporation Employee Share Purchase Plan

99.2*	Absolute Software Corporation Omnibus Equity Incentive Plan

107*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the SEC promulgated under the Securities Act:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 1st day of February, 2022.

ABSOLUTE SOFTWARE CORPORATION

By:	/s/ Steven Gatoff
Steven Gatoff
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christy Wyatt and Steven Gatoff, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christy Wyatt	President, Chief Executive Officer and Director	February 1, 2022
Christy Wyatt	(Principal Executive Officer)

/s/ Steven Gatoff	Chief Financial Officer	February 1, 2022
Steven Gatoff	(Principal Financial Officer and Principal Accounting Officer)

/s/ Daniel Ryan	Chairman of the Board	February 1, 2022
Daniel Ryan

/s/ Lynn Atchison	Director	February 1, 2022
Lynn Atchison

/s/ Gregory Monahan	Director	February 1, 2022
Gregory Monahan

/s/ Sal Visca	Director	February 1, 2022
Sal Visca

/s/ Gerhard Watzinger	Director	February 1, 2022
Gerhard Watzinger

/s/ Andre Mintz	Director	February 1, 2022
Andre Mintz

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Absolute Software Corporation in the United States, on the 1st day of February, 2022.

ABSOLUTE SOFTWARE, INC. (Authorized U.S. Representative)

By:	/s/ Steven Gatoff
Name: Steven Gatoff
Title: Chief Financial Officer